Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results for the

Second Quarter of 2010

Syracuse, New York -- (Businesswire) – August 9, 2010 -- Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the second quarter ended July 4, 2010.

Highlights for the second quarter of 2010 versus the second quarter of 2009 include:

•

Net income of $2.4 million, or $0.11 per diluted share (after impairment charges of $3.6 million, or $0.11 per diluted share after tax), compared to net income of $7.1 million, or $0.32 per diluted share (including an insurance gain of $0.6 million, or $0.02 per diluted share after tax);

•	Total revenues increased to $204.5 million from $203.9 million, with a 2.4% increase in revenues for the Company’s Hispanic Brands; and

•	Comparable restaurant sales increased 6.3% at Pollo Tropical®, decreased 0.1% at Taco Cabana® and decreased 1.4% at Burger King®;

As of July 4, 2010, the Company owned and operated 554 restaurants, including 309 Burger King, 90 Pollo Tropical and 155 Taco Cabana restaurants, and franchised 33 restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “During the second quarter, comparable restaurant sales at our Hispanic Brands continued to improve reflecting the ongoing increases in customer traffic that we’ve experienced since mid-2009. Pollo Tropical comparable restaurant sales were particularly strong as our new products, promotions and advertising continued to resonate well with consumers. These sales gains, along with lower commodity costs, favorably impacted Pollo Tropical profitability. Taco Cabana revenues increased slightly, but, operating margins were negatively impacted by the effect of promotions, the timing of advertising and some expense deleveraging.”

Mr. Vituli continued, “Burger King’s comparable restaurant sales in the second quarter, while improved on a sequential basis, continued to be challenged by general economic conditions and competitive activity. The combination of negative sales trends, aggressive price-driven promotional activities, and higher beef costs, resulted in a significant reduction in profitability for our Burger King restaurants. Although customer traffic was positive, incremental sales were not sufficient to overcome the lower margins on the broad line of discounted offerings.”

Second Quarter 2010 Results

Total revenues increased 0.3% to $204.5 million from $203.9 million during the second quarter of 2010 compared to the second quarter of 2009, while revenues from the Company’s Hispanic Brands increased 2.4% to $111.0 million from $108.4 million.

Pollo Tropical revenues increased 5.0% to $46.8 million during the second quarter of 2010 compared to $44.6 million in the second quarter of 2009. Pollo Tropical comparable restaurant sales increased 6.3%.

Taco Cabana revenues increased 0.6% to $64.2 million during the second quarter of 2010 compared to $63.8 million in the second quarter of 2009. Taco Cabana comparable restaurant sales decreased 0.1%.

Burger King revenues decreased 2.2% to $93.5 million during the second quarter of 2010 compared to $95.5 million in the second quarter of 2009. Burger King comparable restaurant sales decreased 1.4%. The Company has closed seven Burger King restaurants, excluding relocated restaurants, since the beginning of the second quarter of 2009.

General and administrative expenses were $12.7 million in both the second quarter of 2010 and 2009, and as a percentage of total revenues, were similarly flat at 6.2%.

Income from operations decreased to $8.4 million in the second quarter of 2010 from $16.1 million in the second quarter of 2009, and as a percentage of total revenues, declined from 7.9% to 4.1%. Impairment charges reduced income from operations by $3.6 million in 2010 and a non-recurring insurance gain increased income from operations by $0.6 million in 2009. The 2010 impairment charge covered nine restaurants including reserve adjustments to several previously impaired or closed units. It also included $2.5 million to impair one underperforming Taco Cabana and one Pollo Tropical restaurant.

Interest expense decreased to $4.7 million in the second quarter of 2010 compared to $4.9 million in the second quarter of 2009 due to debt reductions and lower interest rates on the Company’s LIBOR based borrowings.

Net income in the second quarter of 2010 was $2.4 million, or $0.11 per diluted share, compared to net income in the second quarter of 2009 of $7.1 million, or $0.32 per diluted share. The second quarter of 2010 included impairment charges of approximately $3.6 million, or $0.11 per diluted share, after tax. The second quarter of 2009 included a non-recurring gain of $0.6 million, or $0.02 per diluted share, after tax.

Six Months Results

For the six months ended June 30, 2010, total revenues decreased 1.4% to $399.6 million from $405.3 million in the same period last year. Net income was $4.7 million, or $0.22 per diluted share (after impairment charges of $3.6 million, or $0.11 per diluted share after tax), compared to $12.1 million, or $0.56 per diluted share, for the six months ended June 30, 2009.

2010 Outlook

Once again, the Company is not providing specific earnings per share guidance for 2010, but is updating its previous commentary as follows:

•	Comparable sales for Pollo Tropical are now expected to increase 3% to 5% for the full year and Taco Cabana comparable sales are expected to be flat for the full year;

•	Comparable sales for Burger King, which decreased 3.9% in the first half of 2010, could improve in the second half of the year but will likely still be negative for the full year;

•	Commodity costs are expected to decrease 1% to 2% for Pollo Tropical, to be flat to up 1% for Taco Cabana and to increase 4% to 5% for Burger King;

•

For the year, the Company anticipates the opening of three or four new Hispanic Brand restaurants as well as the closing of one Pollo Tropical, one Taco Cabana and 8 Burger King restaurants (net of one relocation);

•	General and administrative expense is expected to decrease 2% to 3% compared to 2009;

•	The amount of debt reduction will depend on earnings and capital spending, but is estimated to be $5 million to $10 million; and

•	The Company’s estimated annual effective tax rate is now expected to be 36% to 37%.

Mr. Vituli concluded, “As we look towards the balance of 2010, we recognize that unemployment levels remain high and that the consumer recovery is likely to be slow. Despite the economic environment, we are intently focused on driving sales at our Hispanic Brands with new product introductions, effective promotions and service initiatives. We are investing in initiatives to elevate the guest service models, and enhance the facilities through restaurant remodeling as part of our efforts to further differentiate our quick-casual brands from conventional quick-service restaurants. We are encouraged by the initial results of these efforts which we believe will positively impact both our longer-term business and growth prospects. With regards to Burger King, we are more cautious with respect to our near-term outlook given the most recent outcomes of the brand’s marketing strategy.”

Conference Call Today

The Company will host a conference call to discuss the second quarter 2010 financial results today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-941-8601 or for international callers by dialing 480-629-9810. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4340274. The replay will be available until Monday, August 16, 2010. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 554 company-owned and operated restaurants in 17 states as of July 4, 2010, and 33 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended June 30, (a)		Six Months Ended June 30, (a)
	2010	2009	2010	2009
Revenues:
Restaurant sales	$ 204,141	$ 203,535	$ 398,808	404,524
Franchise royalty revenues and fees	335	399	812	753

Total revenues	204,476	203,934	399,620	405,277

Costs and expenses:
Cost of sales	62,969	59,349	122,167	117,622
Restaurant wages and related expenses (b)	59,611	59,144	118,745	117,787
Restaurant rent expense	12,232	12,402	24,588	24,834
Other restaurant operating expenses	29,105	29,286	57,337	58,700
Advertising expense	7,758	7,567	14,604	15,578
General and administrative expenses (b)	12,677	12,698	25,174	25,916
Depreciation and amortization	8,113	7,883	16,235	15,753
Impairment and other lease charges	3,631	63	3,901	354
Other income	-	(579)	-	(579)

Total costs and expenses	196,096	187,813	382,751	375,965

Income from operations	8,380	16,121	16,869	29,312
Interest expense	4,708	4,923	9,451	10,074

Income before income taxes	3,672	11,198	7,418	19,238
Provision for income taxes	1,237	4,133	2,669	7,147

Net income (c)	$ 2,435	$ 7,065	4,749	12,091

Basic net income per share	$ 0.11	$ 0.33	$ 0.22	$ 0.56

Diluted net income per share	$ 0.11	$ 0.32	$ 0.22	$ 0.56

Basic weighted average common shares outstanding	21,619	21,593	21,616	21,592

Diluted weighted average common shares outstanding	21,844	21,783	21,841	21,689

(a)

The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The 2010 fiscal year is a 52 week fiscal period and the 2009 fiscal year was a 53 week fiscal period. For convenience, all references to the three and six months ended July 4, 2010 and June 28, 2009 are referred to as the three and six months ended June 30, 2010 and June 30, 2009, respectively. The three and six months ended June 30, 2010 and 2009 included 13 and 26 weeks, respectively.

(b)

Restaurant wages and related expenses include stock-based compensation expense of $14 and $53 for the three months ended June 30, 2010 and 2009, respectively, and $28 and $105 for the six months ended June 30, 2010 and 2009, respectively. General and administrative expenses include stock-based compensation expense of $402 and $308 for the three months ended June 30, 2010 and 2009, respectively, and $781 and $603 for the six months ended June 30, 2010 and 2009, respectively.

(c)

The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended June 30, 2010 and 2009 was $2,436 and $7,066, respectively, and $4,752 and $12,094 for the six months ended June 30, 2010 and 2009, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30, (a)
	2010	2009	2010	2009
Segment revenues:
Burger King	$ 93,456	$ 95,540	$ 181,075	$ 190,031
Pollo Tropical	46,813	44,578	92,306	88,716
Taco Cabana	64,207	63,816	126,239	126,530

Total revenues	$ 204,476	$ 203,934	$ 399,620	$ 405,277

Change in comparable restaurant sales: (a)
Burger King	(1.4)%	(4.7)%	(3.9)%	(0.1)%
Pollo Tropical	6.3%	(3.1)%	5.0%	(2.9)%
Taco Cabana	(0.1)%	(3.8)%	(1.0)%	(2.8)%

Segment EBITDA: (b)
Burger King	$ 5,522	$ 9,044	$ 9,308	$ 16,072
Pollo Tropical	8,145	6,767	14,872	13,232
Taco Cabana	6,873	8,038	13,634	16,244

Average sales per restaurant: (c)
Burger King	$ 302	$ 305	$ 584	$ 604
Pollo Tropical	515	486	1,011	970
Taco Cabana	412	414	810	821

New restaurant openings:
Burger King	1	-	1	1
Pollo Tropical	-	1	-	1
Taco Cabana	-	1	-	2

Total new restaurant openings	1	2	1	4

Restaurant closings:
Burger King	(3)	(2)	(4)	(2)
Pollo Tropical	(1)	-	(1)	(1)
Taco Cabana	(1)	-	(1)	(2)

Net new restaurants	(4)	-	(5)	(1)

Number of company owned restaurants:

Burger King	309	314
Pollo Tropical	90	91
Taco Cabana	155	154

Total company owned restaurants	554	559

	At 6/30/10	At 12/31/09
Long-term debt (d)	$ 278,702	$ 283,092

(a)	Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)

Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other loss (income) and gains or losses on extinguishment of debt. Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions.

(c)

Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such year for the applicable segment by the average number of restaurants for the applicable segment for such year.

(d)

Long-term debt (including current portion) at July 4, 2010 included $165,000 of the Company’s 9% senior subordinated notes, $102,435 of outstanding borrowings under its senior credit facility, $10,029 of lease financing obligations and $1,238 of capital lease obligations. Long-term debt at January 3, 2010 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $106,900 of outstanding borrowings under its senior credit facility, $9,999 of lease financing obligations and $1,193 of capital lease obligations.